EXHIBIT 99(1)

news release

AMERADA HESS CORPORATION	1185 Avenue of the Americas, N.Y., N.Y. 10036

FOR IMMEDIATE RELEASE

AMERADA HESS REPORTS RESULTS FOR THE FIRST QUARTER OF 2004

     New York, New York....April 28, 2004...Amerada Hess Corporation (NYSE:AHC) reported net income of $281 million for the first quarter of 2004 compared with income of $176 million for the first quarter of 2003. First quarter 2004 income includes a net gain of $19 million from the sale of an asset and an income tax benefit of $13 million resulting from the completion of a prior year United States income tax audit. First quarter 2003 income included a net gain of $31 million from the sale of an asset. The after-tax results by major operating activity in 2004 and 2003 are as follows:

	Three months ended
	March 31 (unaudited)
	2004	2003(*)
	(In millions, except per share amounts)
Exploration and production	$207	$120
Refining and marketing	112	136
Corporate	(2)	(20)
Interest expense	(36)	(46)

Income from continuing operations	281	190
Discontinued operations	—	(21)
Income from cumulative effect of accounting change	—	7

Net income	$281	$176

Income per share from continuing operations (diluted)	$2.77	$2.13

Net income per share (diluted)	$2.77	$1.98

(*)	Reclassified to conform with current period presentation.

     Exploration and production earnings were $207 million in the first quarter of 2004 compared with $120 million in the first quarter of 2003. The Corporation’s oil and gas production, on a barrel-of-oil equivalent basis, was 346,000 barrels per day in the first quarter of 2004, a decrease of 18% from the first quarter of 2003. Approximately 60% of the decline in production resulted from asset sales and exchanges in 2003. In the first quarter of 2004, the Corporation’s average worldwide crude oil selling price, including the effect of hedging, was $26.83 per barrel, an increase of $1.64 per barrel from the first quarter of 2003. The Corporation’s average United States natural gas selling price, including the effect of hedging, was $5.20 per Mcf in the first quarter of 2004, an increase of $.77 per Mcf from the first quarter of 2003. Exploration and production earnings include after-tax gains from asset sales of $19 million and $31 million ($19 million and $47 million before income taxes) in the first quarters of 2004 and 2003, respectively. The gain in the first quarter of 2004 reflects the sale of an office building in Aberdeen, Scotland.

     Refining and marketing earnings were $112 million in the first quarter of 2004 compared with $136 million in the first quarter of 2003. The decrease reflects lower earnings from retail gasoline station operations and energy marketing activities, partially offset by increased earnings from refining operations.

     Capital expenditures in the first quarter of 2004 amounted to $364 million of which $352 million related to exploration and production activities. Capital expenditures in the first quarter of 2003 amounted to $341 million, including $321 million for exploration and production.

Consolidated Financial Information (unaudited)

	Three months ended March 31
	2004	2003
	(In millions, except per share amounts)
Income Statement Information
Sales and other operating revenues	$4,488	$4,254

Income from continuing operations	$281	$190
Discontinued operations	—	(21)
Cumulative effect of accounting change	—	7

Net income	$281	$176

Income per share from continuing operations (diluted)	$2.77	$2.13

Net income per share (diluted)	$2.77	$1.98

Weighted average number of shares (diluted)	101.4	89.1

	March 31	December 31
	2004	2003
Balance Sheet Information
Current assets	$3,196	$3,186
Investments	1,132	1,095
Property, plant and equipment — net	8,036	7,978
Other assets	1,752	1,724

Total assets	$14,116	$13,983

Current portion of long-term debt	$73	$73
Other current liabilities	2,661	2,596
Long-term debt	3,855	3,868
Deferred liabilities and credits	2,038	2,106
Stockholders’ equity, excluding other comprehensive loss	5,942	5,690
Accumulated other comprehensive loss	(453)	(350)

Total liabilities and stockholders’ equity	$14,116	$13,983

AMERADA HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

		First	First	Fourth
Line		Quarter	Quarter	Quarter
No.		2004	2003 (*)	2003
		(A)	(B)	(C)
	Income Statement
	Revenues and Non-operating Income
1	Sales and other operating revenues	$4,488	$4,254	$3,628
	Non-operating income (expense)
2	Gain on asset sales	19	47	—
3	Equity in income of HOVENSA L.L.C.	51	50	10
4	Other	4	12	(30)

5	Total revenues and non-operating income	4,562	4,363	3,608

	Costs and Expenses
6	Cost of products sold	3,288	3,088	2,523
7	Production expenses	187	192	207
8	Marketing expenses	177	170	201
9	Exploration expenses, including dry holes and lease impairment	78	106	116
10	Other operating expenses	48	51	49
11	General and administrative expenses	76	77	87
12	Interest expense	57	74	69
13	Depreciation, depletion and amortization	226	276	254

14	Total costs and expenses	4,137	4,034	3,506

15	Income from continuing operations before income taxes	425	329	102
16	Provision for income taxes	144	139	34

17	Income from continuing operations	281	190	68
18	Discontinued operations	—	(21)	—
19	Cumulative effect of change in accounting principle, net	—	7	—

20	Net income	$281	$176	$68

21	Preferred stock dividends	12	—	5

22	Net income applicable to common stockholders	$269	$176	$63

	Segment Earnings Analysis
23	Exploration and production	$207	$120	$83
24	Refining and marketing	112	136	55
25	Corporate	(2)	(20)	(29)
26	Interest expense	(36)	(46)	(41)

27	Income from continuing operations	281	190	68
28	Discontinued operations	—	(21)	—
29	Cumulative effect of change in accounting principle, net	—	7	—

30	Net income	$281	$176	$68

31	Net Cash Provided by Operating Activities (**)	$394	$488	$423

	Capital Expenditures
32	Exploration and production	$352	$321	$328
33	Refining and marketing	12	20	14

34	Total capital expenditures	$364	$341	$342

	At End of Period
35	Total debt	$3,928	$4,849	$3,941

36	Stockholders’ equity	$5,489	$4,387	$5,340

(*)	Reclassified to conform with current period presentation.

(**)	Includes changes in working capital.

AMERADA HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL OPERATING DATA
(IN THOUSANDS, EXCEPT FOR AVERAGE SELLING PRICES)

		First	First	Fourth
Line		Quarter	Quarter	Quarter
No.		2004	2003	2003
		(A)	(B)	(C)
	Operating Data
	Net Production Per Day
	Crude oil — barrels
1	United States	40	50	40
2	United Kingdom	78	102	79
3	Norway	27	24	27
4	Denmark	22	25	23
5	Equatorial Guinea	22	25	18
6	Algeria	20	20	19
7	Gabon	13	11	12
8	Azerbaijan	2	2	2
9	Indonesia	1	4	1
10	Colombia	—	12	—

11	Total	225	275	221

	Natural gas liquids — barrels
12	United States	12	11	10
13	United Kingdom	6	6	7
14	Norway	1	1	1
15	Indonesia and Thailand	2	2	2

16	Total	21	20	20

	Natural gas — mcf
17	United States	183	317	213
18	United Kingdom	282	321	339
19	Norway	28	26	28
20	Denmark	23	34	23
21	Indonesia and Thailand	86	56	88

22	Total	602	754	691

23	Barrels of oil equivalent (*)	346	421	356

	Average Selling Price (including hedging)
	Crude oil — per barrel
24	United States	$25.49	$24.41	$25.06
25	Foreign	27.10	25.40	25.40
	Natural gas liquids — per barrel
26	United States	$25.78	$26.88	$24.01
27	Foreign	23.44	27.04	24.71
	Natural gas — per mcf
28	United States	$5.20	$4.43	$3.96
29	Foreign	4.22	3.04	3.74
	Marketing and Refining - Barrels Per Day
30	Refined products sold	483	463	423

31	Refinery runs (net)	247	198	225

(*)	Includes production from properties classified as discontinued operations of 37 thousand barrels of oil equivalent per day in the first quarter of 2003.